[SPIGT DUTCH CARRBEAN N.V.

LETTERHEAD]

Sapiens International Corporation NV

Kaya Richard J. Beaujon z/n

Curaçao

Registration Statement on Form F-3

SAPIENS INTERNATIONAL CORPORATION N.V.

Curaçao, March 11, 2013

Ladies and Gentlemen:

We have acted as legal counsel (advocaat) in Curaçao for the purpose of rendering a legal opinion as to certain matters of Curaçao law in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”) with respect to Sapiens International Corporation N.V., a limited liability company (naamloze vennootschap) incorporated under the laws of the former Netherlands Antilles and currently existing under the laws of Curaçao, having its registered office at Kaya Richard J. Beaujon z/n, Curaçao (the “Company”) for the registration of the offer and sale of common shares, par value € 0.01, of the Company (“Common Shares”) by the Company and certain selling shareholders (the “Selling Shareholders”). Newly-issued Common Shares with an aggregate initial offering price of up to $40 million to be offered by the Company pursuant to the Registration Statement for sale are herein referred to as the “Primary Shares”; and up to 6 million Common Shares to be offered pursuant to the Registration Statement for sale by the Selling Shareholders are herein referred to as the “Selling Shareholder Shares” and together with the Primary Shares, the “Shares.”

We are rendering this legal opinion pursuant to your specific request. In rendering this opinion, we have examined and exclusively relied upon copies (scanned, received by fax or by electronic means, or originals if so expressly stated) of the following documents:

1.	an online extract (uittreksel, the “Extract”) dated the date hereof from the Trade Register of the Chamber of Commerce of Curaçao (the “Trade Register”) relating to the registration of the Company under number 53368(0) and confirmed to us by the Trade Register by telephone on the time and date hereof to have remained unaltered since such date;

2.	a copy of the articles of association (statuten) of the Company as they stand since their latest amendment dated March 11, 2013, which are the currently effective articles of association according to the Extract (the “Articles”);

3.	copies of a foreign exchange license (with no. 046367 issued on July 23, 1991) (the “Foreign Exchange License”), a business license (with no. 1889/92 issued on June 4, 1992) and the directors license for Roni Al-Dor (dated February 15, 2006) and an application request for the directors licenses (dated March 1, 2013) of the other board members of the Company (the “Business License”) (the Foreign Exchange License and Business License hereinafter together the “Licenses”);

4.	a scanned copy of the minutes of the board meeting of the Company dated June 20, 2011, followed by a telephonic meeting of the board of directors held on July 13, 2011 resolving inter alia (1) to enter into the SPA (as defined below) and (2) the issuance of the Selling Shareholder Shares (the “Management Board Resolution”).

5.	a scanned copy of the Share Purchase Agreement dated July 21, 2011 by and among the Company, Sapiens Technologies (1982) Ltd., IDIT I.D.I. Technologies Ltd., the shareholders of IDIT I.D.I. Technologies Ltd., Mr. Amit Ben Yehuda as representative of the shareholders of IDIT I.D.I. Technologies Ltd, FIS Software Ltd., the shareholders of FIS Software Ltd. and Mr. Dani Goldstein as representative of the shareholders of FIS Software Ltd (the “SPA”).

We have not reviewed:

1.	other than with respect to the issuance of the Selling Shares, documents (including corporate resolutions and deeds of issuance) relating to the issuance of shares in the capital of the Company as to the date of this legal opinion or future issuances of shares in the capital of the Company;

2.	the shareholders’ register of the Company.

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof. References herein to the plural include the singular and vice versa.

For the purposes of the opinion expressed herein, we have assumed:

(i)	the legal capacity (handelingsbekwaamheid) of all individuals who have signed or will sign documents on which we have expressed reliance (including those individuals acting on the Company's behalf);

(ii)	that the entering into and performance of the Registration Statement by the Company is not unlawful vis-à-vis any third party and does not prejudice the rights of any existing or future creditors of the Company;

(iii)	the due compliance with all matters (including without limitation the obtaining of the necessary consents, licences, approvals, co-operations, permissions and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other taxes) under any law as may relate to or be required in respect of (a) the SPA (b) the lawful execution of the SPA, (c) the parties thereto (including the Company) or other persons affected thereby, (d) the performance by or enforcement against the parties thereto (including the Company) or such other persons and (e) the creation of valid and legally binding obligations of all parties to the SPA (including the Company) and the transfers and security interests contemplated thereby enforceable against such parties in accordance with its terms;

(iv)	the genuineness of all signatures on the documents reviewed or on the originals thereof, the authenticity and completeness of all documents submitted to us as originals and the conformity of conformed, (photo)copy, e-mail, faxed or specimen documents to the originals thereof;

(v)	that the Licenses are in full force and effect on the date hereof and that all conditions in the Licenses will be complied with;

(vi)	that the Management Board Resolution has been made with due observance of the procedural requirements of the Articles and have not been annulled, revoked or rescinded and remain in full force and effect and unaltered and that all matters confirmed and certified therein are true and accurate;

(vii)	that the management board of the Company has not adopted management board by-laws (reglementen) in which adoption of resolutions outside a meeting or in a telephonic meeting is prohibited;

(viii)	that the SPA has not been amended, supplemented, terminated, rescinded or declared null and void by a court;

(ix)	the absence of any arrangements between the parties to the SPA and/or other persons which modify or supersede any of the terms of the SPA;

(x)	that the execution of the SPA and the performance of the transactions contemplated thereby were in the best corporate interest of the Company and to its benefit and not prejudicial to its creditors (present and future) and is in furtherance of its corporate objects as meant in section 2:13 of the Curaçao Civil Code;

(xi)	that neither the registration with the SEC nor the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) are or will result in a breach of the laws (including, for the avoidance of doubt, the tax laws) to which they are subject or of any other relevant law (other than the laws of Curaçao on which we opine), or are intended to avoid the applicability or the consequences of such laws (other than those of Curaçao on which we opine) in a manner that is not permitted under such laws (other than those of Curaçao on which we opine);

(xii)	that the information set forth in the Extract referred to in paragraph 1. above is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Trade Register with respect to the Company;

(xiii)	the reliability of all search results obtained by electronic data transmission and the accuracy of the results of any printed or computer search of offices of public record;

(xiv)	that no effective resolution has been adopted approving a voluntary winding-up, a (cross-border) conversion ((grensoverschrijdende) omzetting), a statutory merger (juridische fusie) or a division (splitsing) (in both cases where the Company is the disappearing entity) of the Company, that no petition has been presented to a court for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or suspension of payments (surséance van betaling) of the Company and that no receiver, trustee, administrator or other similar officer has been appointed in respect of the Company or any of its assets; although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Extract; and (b) information obtained by telephone on March [ ], 2013 from the bankruptcy clerk's office of the Court of First Instance in Curaçao;

(xv)	that (i) the deed of incorporation of the Company is a valid notarial deed (authentieke akte), (ii) the contents thereof are correct and complete and (iii) there were no defects in the incorporation process (not appearing on the face of the deed of incorporation) pursuant to which a court might dissolve the Company;

(xvi)	that the Articles are the articles of association (statuten) of the Company in force on the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Extract);

(xvii)	that the Company has at the date of this opinion not issued the maximum number of common shares. According to the Articles of the Company, the Company can issue a maximum of 54,000,000 common shares with a nominal value of EUR 0.01other than with respect to the Selling Shareholder Shares, that (i) the shares in the capital of the Company which are at the date of the opinion issued and outstanding have been duly authorised and validly issued and that (ii) the shares are the entire issued and outstanding share capital of the Company and, that (iii) the Shares are fully paid up; and

(xviii)	that the Selling Shareholders Shares are issued as Consideration Shares as defined in the SPA and that (i) the Selling Shareholders Shares have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, that (ii) the Selling Shareholders paid the consideration for the Selling Shareholders Shares in accordance with the SPA, that (iii) the Selling Shareholders hold valid and legal title to the Selling Shareholders Shares, free of any defect that might result in rescission or avoidance thereof and that (iv) the Selling Shareholders Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag).

We have not been concerned with investigating or verifying the accuracy of the current share capital of the Company. We have assumed, with your permission, that the current nominal capital of the Company does not exceed the 54,000,000 common shares as referred to in assumption (xvii).

Other than to review the documents listed above hereto, we have not examined any contracts, instruments or other documents entered into by or affecting the Company or its corporate records, unless specifically stated otherwise and, although we have made the enquiries referred to in A below, we have not undertaken any investigations or made any other enquiries or searches concerning the Company.

Where an assumption is stated to be made in this opinion, we have not made any investigation or enquiry with respect to the matters that are the subject of such assumption and we express no views as to such matters.

This opinion is confined to the laws of Curaçao in force as at the date hereof as applied and interpreted according to present published case-law of the Curaçao courts, administrative rulings, notices of and communications with the Central Bank of Curaçao and Sint Maarten (Centrale Bank van Curaçao en Sint Maarten, the “Central Bank”) and authoritative literature.

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any matters, documents or events not disclosed to us by the parties concerned in the course of our investigation, we are of the following opinion:

Corporate Status

(A)	The Company is registered as: (i) a limited liability company (naamloze vennootschap), (ii) duly incorporated on April 6, 1990 and (iii) validly existing under the laws of Curaçao.

The registry of the Court in First Instance (Gerecht in Eerste Aanleg) of Curaçao (extra-judicial) has confirmed to us by telephone that the Company has not been declared bankrupt (failliet) nor has been granted a suspension of payments (surséance van betaling) at the time and date hereof.

The Trade Register has confirmed to us by telephone at the time and date hereof:

(a)	That the Company has not registered a voluntary winding-up resolution;

(b)	that the Trade Register is not itself taking steps to have the Company dissolved;

(c)	that no order placing any assets of the Company under administration (onder bewindstelling) has been registered with it; and

(d)	that no order has been made for the dissolution (ontbinding en vereffening) of the Company.

The searches and enquiries referred to above do not determine conclusively whether or not the matters or events enquired after have occurred or not. There is no formal register of judgements, declarations or orders referred to in A above.

Selling Shareholders Shares

(B)	The Selling Shareholders Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

Shares to be issued

(C)	The Primary Shares, when issued in accordance with the Articles (or other constitutional document applicable at the time of such issuance) and Curacao Corporate Law, will be duly authorized, validly issued, fully paid, validly outstanding and non-assessable.

The opinion expressed above is subject to the following qualifications:

(A)	According to the Articles the issuance of the Primary Shares requires a resolution of the board of managing directors to that effect. The actual issuance of shares requires a deed of issuance signed by the company and the acquirer. As of January 1, 2012 the issuance of shares listed on a stock exchange, including shares that will immediately afterwards accepted for listing, may be issued in accordance with the regulations or system of such stock exchange.

(B)	A Company may not subscribe for its own shares.

(C)	Shares can never be issued as bearer shares.

(D)	The maximum nominal capital of the Company is EUR 550,000 divided into (a) 54,000,000 common shares with a par value of one Eurocent (EUR 0.01) and (b) 1,000,000 preferred shares with a par value of one Eurocent (EUR 0.01).

This opinion:

(a)	constitutes the professional legal opinion of an expert Curaçao counsel and references to “awareness” etcetera herein should be interpreted accordingly;
(b)	expresses and describes Curaçao legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations. This opinion shall be governed by and all words and expressions used herein shall be construed and interpreted in accordance with the laws of Curaçao;
(c)	speaks as of [ ] [a][p].m., Curaçao time on the date stated above;
(d)	is addressed to you and is solely for your benefit;
(e)	is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the appearance of our firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

By accepting the form and substance of, and relying on, this opinion you accept and agree that the opinion is subject to our general terms and conditions as filed on June 12, 2012 with the Court of First Instance at Curaçao, which have been, or will at your request be, as the case may be, sent to you free of charge.

Yours faithfully,

Spigt Dutch Caribbean N.V.

/s/ Karel Frielink

Karel Frielink

Attorney at Law